EXHIBIT 99.1

Date: Tuesday, March 14, 2006
Trading Symbol: OTCBB:BBSE

Barnabus Energy Announces Vera Pardee to Join the Board Effective March 15, 2006

Barnabus Energy, Inc. (OTC BB: BBSE) is pleased to announce the appointment of Ms. Vera Pardee to the Board of Directors as head of the Company's Governance Committee.

Ms. Pardee is currently the General Counsel, Senior Vice President and Secretary of Digirad, a medical device company based in San Diego. She oversees all of the Company's SEC filings and Sarbanes-Oxley compliance initiatives, as well as managing their intellectual property portfolio, licensing activities, commercial contracts, and the legal aspects of the HR department for 360 employees in 23 states.

Prior to this, Ms. Pardee served as General Counsel and Vice President of Legal Affairs for Nanogen, where she established the Company's first European offices. From 1988 through 2000, she was a partner at Seltzer Caplan McMahon & Vitek, representing numerous clients in business litigation, securities issues and class action defense, with clients that included Microsoft, General Dynamics, GE and Hughes Aircraft. Ms. Pardee is a graduate of Southwestern University School of Law, a Director of the Association of Corporate Counsel, and a frequent lecturer and author on employment-related issues.

David Saltman, Barnabus CEO, said: "Vera is eminently qualified to serve as an independent member and chairwoman of our governance committee. Her professional experience as general counsel for public companies together with her international experience, alongside her strong moral and ethical convictions will provide leadership and guidance as we launch into our next phase as Open Energy Corporation."

At this time, four of the seven members of the Barnabus Board are now officially independent, with Derek May serving as Chairman, Andrew Leitch as head of the Audit Committee, Douglas Ward as head of the Compensation Committee, and now Vera Pardee as head of the Governance Committee. In related news, Tedman Williams has agreed to step down from the Board. Barnabus thanks Mr. Williams for his dedication and hard work on our behalf.

ABOUT THE COMPANY

Barnabus Energy, Inc. (OTC BB: BBSE) is currently undergoing corporate restructuring including a name change to Open Energy Corp. (OEC). The Company is committed to the development of a world-class Renewable Energy company and is acquiring commercially viable assets within the Renewable Energy sector encompassing diverse aspects of the industry. Management currently is seeking other companies that offer significant technology advantages and market opportunities, which it can acquire with the ultimate goal of increasing shareholder value. The company's model is a focused approach to the exploitation of targeted, low-risk development opportunities.

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Barnabus Energy, Inc. and/or Open Energy Corp. has little or no control.

ON BEHALF OF THE BOARD

Barnabus Energy, Inc. d.b.a. Open Energy Corp.

David Saltman, President